Exhibit 99.1
OneSpan Reports First Quarter 2026 Financial Results
•Revenue increased 4% year-over-year to $65.9 million
•Subscription revenue increased 8% year-over-year to $52.7 million
•Operating income decreased 14% year-over-year to $14.8 million
•Adjusted EBITDA decreased 9% year-over-year to $21.0 million1
•Annual Recurring Revenue (ARR) increased 14% year-over-year to $192.1 million2
•Net Retention Rate (NRR) of 105%3
BOSTON, April 30, 2026 – OneSpan Inc. (NASDAQ: OSPN) today reported financial results for the first quarter ended March 31, 2026.
“We delivered a strong first quarter with solid profitability and subscription revenue growth,” stated OneSpan CEO, Victor Limongelli. “We also closed the acquisition of Build38, which strengthens our cybersecurity product portfolio by enabling customers to build threat protection into their mobile applications, and by providing the telemetry necessary for visibility into the threat and operating environment. As we invest organically and through targeted M&A, we remain focused on driving efficient revenue growth, maintaining strong profitability and cash generation, and returning capital to shareholders.”
First Quarter 2026 Financial Highlights
•Total revenue was $65.9 million, an increase of 4% compared to $63.4 million for the same quarter of 2025. Cybersecurity revenue was $48.5 million, an increase of 2% year-over-year. Digital Agreements revenue was $17.4 million, an increase of 11% year-over-year.
•ARR increased 14% year-over-year to $192.1 million.
•Gross profit was $48.5 million, or 74% gross margin, compared to $47.1 million, or 74% gross margin, in the same period last year.
•Operating income was $14.8 million, compared to operating income of $17.2 million in the same period last year.
•Net income was $11.6 million, or $0.30 per diluted share, compared to net income of $14.5 million, or $0.37 per diluted share, in the same period last year. Non-GAAP net income was $14.8 million, or $0.39 per diluted share, compared to non-GAAP net income of $17.7 million, or $0.45 per diluted share in the same period last year.1
•Adjusted EBITDA was $21.0 million, compared to $23.0 million in the same period last year.
•Cash and cash equivalents were $49.8 million at March 31, 2026 compared to $70.5 million at December 31, 2025.
•OneSpan repurchased approximately 510,000 shares of its common stock for $5.4 million.
Recent Business Highlights
•OneSpan completed its acquisition of Build38, a provider of next-generation mobile application protection solutions, to expand its App Shielding capabilities and enable its customers to strengthen their mobile channels through continuous in-app protection, cloud-powered threat intelligence, and adaptive, AI-enabled defenses.
•The Company’s Board of Directors has declared a quarterly cash dividend of $0.13 per share as part of the Company’s recurring quarterly dividend program. The dividend is payable on June 4, 2026 to shareholders of record as of the close of business on May 14, 2026.
•OneSpan was named an Overall Leader, Product Leader, Innovation Leader, and Market Leader in the 2026 KuppingerCole Leadership Compass: Passwordless Authentication for Enterprises.

Financial Outlook

OneSpan is updating its previously issued financial guidance to reflect an increase in its ARR expectations. For the Full Year 2026, the Company expects:
•Total revenue to be in the range of $244 million to $249 million.
•Software and services revenue to be in the range of $201 million to $204 million.
•Hardware revenue to be in the range of $43 million to $45 million.
•ARR to be in the range of $194 million to $198 million, as compared to its previous guidance range of $192 million to $196 million.
•Adjusted EBITDA to be in the range of $64 million to $68 million.

Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, April 30, 2026, at 4:30 p.m. ET. During the conference call, Mr. Victor Limongelli, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the first quarter 2026.

For investors and analysts accessing the conference call by phone, please refer to the press release dated April 9, 2026, announcing the date of OneSpan’s first quarter 2026 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.
2ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
3NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.

About OneSpan
OneSpan helps organizations build secure, seamless, and trusted digital experiences through two solution portfolios: Cybersecurity and Digital Agreements. Our cybersecurity solutions protect identities, secure mobile apps, and safeguard access through advanced high-assurance authentication, threat intelligence, fraud prevention, and robust mobile app protection, defending users, devices, and applications against sophisticated attacks. Our digital agreement solutions streamline agreement workflows with secure e-signatures, identity verification, and smart digital forms, built to enable speed, compliance and exceptional customer experiences. Trusted by leading global enterprises, including more than 60% of the world’s 100 largest banks, OneSpan processes over 100 million digital agreements and billions of secure authentication transactions across more than 120 countries each year.
For more information, visit our website, explore our blog, or follow us on LinkedIn or YouTube.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2026 financial guidance; our plans to drive efficient revenue growth, maintain strong profitability and cash generation, and return capital to shareholders; and our general goals and expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; unintended costs and consequences of our cost reduction and restructuring actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, or employee turnover; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, tariffs or trade disputes, and political instability; claims that we have infringed the intellectual property rights of others; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.
Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2026		2025
Revenue
Product and license	$35,507		$37,240
Services and other	30,440		26,126
Total revenue	65,947		63,366

Cost of goods sold
Product and license	8,760		8,718
Services and other	8,673		7,557
Total cost of goods sold	17,433		16,275

Gross profit	48,514		47,091

Operating costs
Sales and marketing	12,679		11,457
Research and development	9,078		7,928
General and administrative	10,958		9,547
Amortization of intangible assets	698		556
Write-off of assets	284		—
Restructuring and other related charges	—		421
Total operating costs	33,697		29,909
		—
Operating income	14,817		17,182

Interest (expense) income, net	(19)		692
Other expense, net	(386)		(9)

Income before income taxes	14,412		17,865
Provision for income taxes	2,847		3,360

Net income	$11,565		$14,505

Net income per share
Basic	$0.31		$0.38
Diluted	$0.30		$0.37

Weighted average common shares outstanding
Basic	37,611		38,106
Diluted	38,070		39,027

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$49,754	$70,499
Accounts receivable, net of allowances of $1,204 at March 31, 2026 and $1,227 at December 31, 2025	33,245	55,999
Inventories, net	9,137	10,466
Prepaid expenses	7,147	7,044
Contract assets	13,543	18,269
Other current assets	10,057	9,936
Total current assets	122,883	172,213
Property and equipment, net	22,902	22,234
Operating lease right-of-use assets	7,147	7,356
Goodwill	128,144	103,840
Intangible assets, net of accumulated amortization	16,481	9,741
Deferred income taxes	59,069	54,733
Equity investment	11,834	11,834
Other assets	14,686	15,751
Total assets	$383,146	$397,702
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,122	$13,726
Deferred revenue	60,732	71,641
Accrued wages and payroll taxes	11,970	13,553
Short-term income taxes payable	1,749	3,079
Dividend payable	671	671
Other accrued expenses	11,749	11,859
Deferred compensation	8	42
Total current liabilities	98,001	114,571
Long-term deferred revenue	2,395	2,539
Long-term lease liabilities	5,796	6,139
Deferred income taxes	989	988
Other long-term liabilities	3,949	1,622
Total liabilities	111,130	125,859
Commitments and contingencies
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at March 31, 2025 and December 31, 2025	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 42,220 and 42,091 shares issued; 36,982 and 37,361 shares outstanding at March 31, 2026 and December 31, 2025, respectively.	37	37
Additional paid-in capital	129,541	128,651
Treasury stock, at cost: 5,238 and 4,730 shares outstanding at March 31, 2026 and December 31, 2025, respectively	(65,922)	(60,521)
Retained earnings	216,423	209,821
Accumulated other comprehensive loss	(8,063)	(6,145)
Total stockholders' equity	272,016	271,843
Total liabilities and stockholders' equity	$383,146	$397,702

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$11,565	$14,505
Adjustments to reconcile net income from operations to net cash provided by operations:
Depreciation and amortization of intangible assets	3,132	2,129
Write-off of assets	284	—
Loss on disposal of asset	—	36
Deferred tax (benefit) expense	(26)	75
Stock-based compensation	1,876	2,776
Recovery of credit losses	(10)	(453)
Changes in operating assets and liabilities, net of the effects from acquisition:
Accounts receivable, net	24,002	27,756
Inventories, net	1,168	203
Contract assets	5,427	93
Accounts payable	(2,824)	(1,437)
Income taxes payable	(1,363)	1,757
Accrued expenses	(3,482)	(3,641)
Deferred compensation	(34)	(181)
Deferred revenue	(12,583)	(16,593)
Other assets and liabilities	1,040	2,341
Net cash provided by operating activities	28,172	29,366

Cash flows from investing activities:
Additions to property and equipment	(3,120)	(1,626)
Additions to intangible assets	(80)	(19)
Cash paid for acquisition of business, net of cash acquired	(34,554)	—
Net cash used in investing activities	(37,754)	(1,645)

Cash flows from financing activities:
Dividends paid	(4,986)	(4,587)
Tax payments for restricted stock issuances	(986)	(1,327)
Repurchase of common stock	(5,401)	—
Net cash used in financing activities	(11,373)	(5,914)

Effect of exchange rate changes on cash	210	244

Net (decrease) increase in cash	(20,745)	22,051
Cash, cash equivalents, and restricted cash, beginning of period	70,499	83,331
Cash, cash equivalents, and restricted cash, end of period	$49,754	$105,382

Operating Segments
We report our financial results under the following two lines of business, which are our reportable operating segments: Cybersecurity and Digital Agreements.
•Cybersecurity. Cybersecurity, formerly Security Solutions, consists of our broad portfolio of software products, software development kits ("SDKs") and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Cybersecurity segment are delivered through on-premises and cloud-based deployment models and include standards-based authentication technologies such as Fast Identity Online ("FIDO") authentication and passkeys, multi-factor authentication, transaction signing solutions and mobile application security.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are cloud-based, include OneSpan Sign e-signature, OneSpan Notary, and Identity Verification.
Segment operating income (loss) consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, general and administrative expenses, restructuring and other related charges, and amortization of intangible assets expense that are incurred directly by a segment. Sales and marketing and research and development expenses were determined to be significant segment expenses. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not directly attributable to a particular segment.
Segment and consolidated operating results (unaudited):

	Three Months Ended March 31, 2026
(In thousands, except percentages)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$48,546	$17,401	$—	$65,947
Cost of goods sold	12,640	4,793	—	17,433
Gross profit	35,906	12,608	—	48,514

Gross margin	74%	72%	*	74%

Sales and marketing	8,489	3,433	757	12,679
Research and development	5,941	2,820	317	9,078
Other segment items (1)(3)	691	1,073	10,176	11,940
Operating income (loss) (2)(4)	20,785	5,282	(11,250)	14,817

Interest (expense) income, net				(19)
Other income (expense), net				(386)
Income before income taxes				$14,412

	Three Months Ended March 31, 2025
(In thousands, except percentages)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$47,713	$15,653	$—	$63,366
Cost of goods sold	11,628	4,647	—	16,275
Gross profit	36,085	11,006	—	47,091

Gross margin	76%	70%	*	74%

Sales and marketing	6,872	3,402	1,183	11,457
Research and development	4,919	3,006	3	7,928
Other segment items (1)(3)	134	1,231	9,159	10,524
Operating income (loss) (2)(4)	24,160	3,367	(10,345)	17,182

Interest (expense) income, net				692
Other income (expense), net				(9)
Income before income taxes				$17,865

*Percentage not meaningful.
(1)     Cybersecurity other segment items includes general and administrative expense, write-off of assets and amortization of intangibles for the three months ended March 31, 2026. Cybersecurity other segment items include general and administrative expense, restructuring and other related charges for the three months ended March 31, 2025.
(2)     Cybersecurity operating income includes $0.7 million and $0.2 million of total amortization and depreciation expense for the three months ended March 31, 2026 and 2025, respectively. Cybersecurity operating income also includes $0.3 million related to write-off of assets for the three months ended March 31, 2026. There were no write-offs of assets for the three months ended March 31, 2025. Cybersecurity operating income includes $0.2 million of restructuring and other related charges for the three months ended March 31, 2025.
(3)     Digital Agreements other segment items includes general and administrative expense and amortization of intangibles for the three months ended March 31, 2026. Digital Agreements other segment items includes general and administrative expense, restructuring and other related charges for the three months ended March 31, 2025.
(4) Digital Agreements operating income includes $2.2 million and $1.7 million of total amortization and depreciation expense for the three months ended March 31, 2026 and 2025, respectively. Digital Agreements operating income includes $0.2 million of restructuring and other related charges for the three months ended March 31, 2025.

Revenue by major products and services (unaudited):

Effective January 1, 2026, we have revised our presentation of revenue by major products and services to better align with how we manage the business and our strategic focus on growing recurring revenues. Accordingly, term maintenance revenue is now included within subscription revenue. As a result, subscription revenue now consists primarily of subscription licenses sold for on-premises software, the related maintenance and support revenue, and SaaS revenue. Additionally, maintenance revenue associated with perpetual licenses and professional services is now presented together, which reflects the steady decline in perpetual license arrangements. These changes are presentation-only and have no impact on total revenue, operating income, or cash flows, and prior-period results have been updated for comparability.

	Three Months Ended March 31,
	2026		2025
(In thousands)	Cybersecurity	Digital Agreements	Cybersecurity	Digital Agreements
Subscription (1)	$35,312	$17,355	$33,123	$15,569
Perpetual maintenance and services	2,647	46	3,527	84
Hardware products	10,587	—	11,063	—
Total Revenue	$48,546	$17,401	$47,713	$15,653
(1) Cybersecurity and Digital Agreements Subscription revenue during the three months ended March 31, 2025 includes $5.1 million and less than $0.1 million, respectively, of term maintenance that has been reclassified from maintenance and services to align with the revised presentation of revenue as described above.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these non-GAAP metrics below.
These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation and related payroll tax expense, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended March 31,
(In thousands)	2026	2025
Net income	$11,565	$14,505
Interest expense (income), net	19	(692)
Provision for income taxes	2,847	3,360
Depreciation and amortization of intangible assets (1)	3,132	2,129
Long-term incentive compensation and related payroll tax expense (2)	2,077	3,248
Restructuring and other related charges (3)	—	446
Other non-recurring items (4)	1,369	39
Adjusted EBITDA	$21,009	$23,035
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $1.9 million and $1.1 million for the three months ended March 31, 2026 and 2025, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(2) Long-term incentive compensation and related payroll tax expense includes stock-based compensation and related employer payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million for the three months ended March 31, 2026 and 2025.
(3) Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.

Includes restructuring and other related charges of less than $0.1 million for the three months ended March 31, 2025. These charges are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4) For the three months ended March 31, 2026 and 2025, other non-recurring items consist of $1.4 million and less than $0.1 million, respectively, of fees related to non-recurring projects.

Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share
We define Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share as net income or net income per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation and related payroll tax expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We use a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods. We will assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations.
Reconciliation of Net Income to Non-GAAP Net Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net income	$11,565	$14,505
Provision for income taxes	2,847	3,360
Income before income taxes	14,412	17,865
Long-term incentive compensation and related payroll tax expense (1)	2,077	3,248
Amortization of intangible assets (2)	698	556
Restructuring and other related charges (3)	—	446
Other non-recurring items (4)	1,369	39
Non-GAAP net income before income taxes	18,556	22,154
Non-GAAP provision for income taxes (5)	(3,711)	(4,431)
Non-GAAP net income	$14,845	$17,723

Non-GAAP net income per share, diluted	$0.39	$0.45

Weighted-average shares used to compute non-GAAP net income per share, diluted	38,070	39,027
(1)Long-term incentive compensation and related payroll tax expense includes stock-based compensation and related employer payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million for the three months ended March 31, 2026 and 2025.
(2)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0.2 million for the three months ended March 31, 2026. There was no amortization expense included in cost of sales for the three months ended March 31, 2025. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(3)Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million for the three months ended March 31, 2025. These charges are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4)For the three months ended March 31, 2026 and 2025, other non-recurring items consist of $1.4 million and less than $0.1 million, respectively, of fees related to non-recurring projects.
(5)We use a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods.

Copyright© 2026 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.
Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com